Exhibit 10.85

Hibernia Corporation

Service Retention Agreement

This SERVICE RETENTION AGREEMENT (“Agreement”) is made and entered into this 15th day of August, 2005 (the “Grant Date”), by and between Hibernia Corporation, a Louisiana corporation (“Hibernia” or “Company”), and [NAME], an individual (the “Employee”).

WHEREAS, the Employee is an employee of the Company;

WHEREAS, as a result of the Employee’s employment with Hibernia, the Employee is subject to the Hibernia Corporation Change of Control Agreement (“CIC Agreement”), which provides certain benefits upon a change in ownership or control of the Company;

WHEREAS, as an inducement to the Employee to continue in the employ of Hibernia and any potential successor through and after any merger or acquisition involving the Company, Hibernia and the Employee agree to be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements provided below, Hibernia and the Employee agree as follows:

SECTION 1. Service Retention Benefits. Service Retention Benefits consist of Severance Benefit Replacement payments under (a) below and Welfare Benefit Replacement payments under (b) below.

(a) Severance Benefit Replacement.

(1) Amount. The Employee is eligible to earn a Severance Benefit Replacement in the amount of [$x], plus the applicable income tax gross-up amount under section 2(a) of the CIC Agreement. The Employee’s interest in that benefit will vest in accordance with (2) below. Vested benefits are payable to the Employee as provided in (c) below.

(2) Vesting. Except as provided in Section 3(a)(1) and the flush language immediately after Section 1(b)(2) below: (i) two-thirds of the Employee’s Severance Benefit Replacement will become vested and non-forfeitable as of the one-year anniversary of the Grant Date; and (ii) the remaining one-third of the Employee’s Severance Benefit Replacement will become vested and non-forfeitable as of the second anniversary of the Grant Date. Except as provided in Section 3(a)(1) and the flush language immediately after Section 1(b)(2) below: if the Employee’s employment with the Company or its successor terminates for any reason before his or her Severance Benefit Replacement is fully vested, any unvested portion of the benefit is forfeited.

(b) Welfare Benefit Replacement.

(1) Amount. The Employee is eligible to earn a Welfare Benefit Replacement to be provided (subject to the Employee’s election filed within 30 days after the Grant Date) either in the form of the medical, dental, and group term life insurance coverage, or as a cash payment under (c) below equal to [$y]. For purposes of this Agreement, the insurance coverage is generally described under sections 1(a)(5) and (6) of the CIC Agreement, except that: (i) the Employee must apply for Medicare Part B coverage upon attaining the age at which he or she is eligible to apply for such coverage, at which time the coverage under this Agreement will become secondary to the Medicare coverage, and (ii) contrary to the coverage provisions under the CIC Agreement, will not cease to apply because the employee or dependent continues Medicare coverage by paying Medicare Part B premiums. For income tax purposes, the value of this benefit equals [$y]. The Employee’s interest in that benefit will vest in accordance with (2) below. Vested benefits are payable to the Employee as provided in (c) below.

(2) Vesting. Except as provided in Section 3(a)(2) and the flush language immediately below: (i) the Employee’s Welfare Benefit Replacement will become vested and non-forfeitable as of the second anniversary of the Grant Date; and (ii) any unvested portion of the benefit is forfeited if the Employee’s employment with the Company or its successor terminates for any reason (other than a termination under circumstances described in Section 1(a)(i)(A) of the CIC Agreement or for Good Reason (as defined in Section 3(f) below)) before his or her Welfare Benefit Replacement is fully vested.

Any unvested portion of the Severance Benefit Replacement or the Welfare Benefit Replacement will be forfeited if the Employee’s employment with the Company or its successor terminates for any reason (other than a termination under circumstances, whether before or after a Change of Control (as defined below), described in Section 1(a)(i)(A) of the CIC Agreement or for Good Reason (as defined below), subject to the July 28, 2005 letter agreement between Hibernia and Capital One Financial Corporation (“Letter Agreement”)) before his or her Service Retention Benefit or Welfare Benefit Replacement benefit is fully vested. If, however, regardless of whether before or after a Change of Control, the Employee’s services are terminated under the circumstances described in Section 1(a)(i)(A) of the CIC Agreement or for Good Reason (subject to the Letter Agreement), before the second anniversary of the Grant Date, any unvested Service Retention Benefit or Welfare Benefit Replacement will vest immediately and will be paid at the time specified in (c) below.

(c) Payment and Provision of Benefits.

(1) Cash Payments. The following are payable in a single sum within 30 days after vesting, unless a delay in the payment date is required to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Section 3(c) below: (i) the vested portion of the Employee’s Severance Benefit Replacement; and (ii) if a cash payment of Welfare Benefit Replacement is elected under section (b)(1) above, the vested portion of the Employee’s Welfare Benefit Replacement.

(2) Insurance Coverage. If the Employee elects to receive the Welfare Benefit Replacement as insurance coverage, that coverage will commence upon the Employee’s termination of service. The Welfare Benefit Replacement will be taxable, based on a value of [$y], in the year in which the Employee would have received the cash payment under (1) above, and the benefit will continue in effect until the date coverage ceases under sections 1(a)(5) and (6) of the CIC Agreement, as extended by Section 1(b)(1) above.

(d) Revocability. Notwithstanding anything to the contrary in this Agreement or otherwise, but only if the transaction contemplated in the Agreement and Plan of Merger, dated as of March 6, 2005, between Capital One Financial Corporation and Hibernia Corporation does not occur before the business day immediately preceding the first anniversary of the Grant Date, the Company has the right in its sole discretion to revoke the unvested benefits payable under Section 1 for any or no reason whatsoever at any time before a Change of Control (as defined below). If the Company revokes such benefits, the waiver under Section 2 is void ab initio and of no further force and effect, and all provisions of the CIC Agreement that were waived will be reinstated effective immediately.

SECTION 2. Eligibility Conditioned on Waiver of Benefits Under the CIC Agreement.

(a) Subject to the limits in Section 3(b), to be eligible for the Service Retention Benefit, the Employee is required: (1) to waive his or her right to receive amounts described in sections 1(a)(4) (salary and bonus cashout), 1(a)(5) (medical benefits), 1(a)(6) (dental and group-term life insurance benefits), and 2(a) (income tax gross-up for amounts described in section 1(a)(4)) of the CIC Agreement; and (2) to waive his or her right, under sections 2(c) and 2(d) of the CIC Agreement, to designate an accounting firm to calculate gross-up payments. No other rights described in the CIC Agreement are affected by this Agreement.

(b) The Employee’s waiver must be accomplished by completing a waiver form provided by the Company. The terms of the Company’s waiver form are incorporated into this Agreement by reference.

SECTION 3. Change of Control Provisions. This Section applies upon a Change of Control of the Company and supersedes Sections 1 and 2 above to the extent they are inconsistent with this Section 3. For this purpose, “Change of Control” is defined in section 17(d) of the CIC Agreement. It is acknowledged and agreed that the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 6, 2005, between Capital One Financial Corporation and Hibernia Corporation will constitute a Change of Control under the CIC Agreement and this Agreement.

(a) Vesting of Service Retention Benefits.

(1) Severance Benefit Replacement. One-third of the Employee’s Severance Benefit Replacement will become vested and non-forfeitable as of the date on which the Change of Control occurs. One-third of the Severance Benefit Replacement will become vested as of the one-year anniversary of the Grant Date, and the remaining one-third will become vested and non-forfeitable as of the second anniversary of the Grant Date.

(2) Welfare Benefit Replacement. Subject to the remainder of this Section 3(a)(2), the rules of Section 1(b)(2) above continue to apply to Welfare Benefit Replacement benefits.

Any unvested portion of the Severance Benefit Replacement or the Welfare Benefit Replacement will be forfeited if the Employee’s employment with the Company or its successor terminates for any reason (other than a termination under circumstances described in section 1(a)(i)(A) of the CIC Agreement or for Good Reason) before his or her Service Retention Benefit or Welfare Benefit Replacement benefit is fully vested. If, however, the Employee’s services are terminated under the circumstances described in section 1(a)(i)(A) of the CIC Agreement or if the Employee terminates employment for Good Reason before the second anniversary of the Grant Date, any unvested Service Retention Benefit or Welfare Benefit Replacement will vest immediately and will be paid at the time specified in (c) below.

(b) Eligibility for Additional Severance Benefits After a Change of Control. Despite the Employee’s satisfaction of the waiver requirement in Section 2, if the Company undergoes a Change of Control and the Employee is terminated under circumstances described in section 1(a)(i)(A) of the CIC Agreement or for Good Reason before the second anniversary of the Change of Control, the Employee will receive, subject to the last sentence of this subsection (b), under this Agreement severance benefits (“Additional Severance Benefits”) in addition to the Service Retention Benefit provided under Section 1. The Additional Severance Benefits equal the benefit that would have been provided under sections 1(a)(4) and 2(a) of the CIC Agreement had such benefits not been waived by the Employee, minus the total Service Retention Benefit vested under (a) above (including but not limited to all amounts previously paid to the Employee). An Employee is not eligible for Additional Severance Benefits, however, if the amount to which the Employee is entitled under Section 1(a) is 100% of the amount the Employee would have received under sections 1(a)(4) and 2(a) of the CIC Agreement had the Employee not waived those benefits.

(c) Payment and Provision of Benefits.

(1) Cash Payments. The following are payable in a single sum within 30 days after vesting, unless a delay in the payment date is required to comply with Section 409A of the Code, as provided in the immediately following sentence: (i) the vested portion of the Employee’s Severance Benefit Replacement; and (ii) if a cash payment of Welfare Benefit Replacement is elected under Section 1(b)(1) above, the vested portion of the Employee’s Welfare Benefit Replacement. In the event of the Employee’s termination of employment, the Company will delay payment of the amounts specified in clauses (i) and (ii) of this Section 3(c)(1) until the first business day that is 6 months after the Employee’s termination of employment, if the Company or its successor determines (after consultation with the Employee) that such a delay is necessary or advisable to comply with the requirements of Section 409A of the Code.

(2) Insurance Coverage. If the Employee elects to receive the Welfare Benefit Replacement as insurance coverage, that coverage will commence upon the Employee’s termination of service. The Welfare Benefit Replacement will be taxable, based on a value of [$y], in the year in which the Employee would have received the cash payment under (1) above, and the benefit will continue in effect until the date coverage ceases under sections 1(a)(5) and (6) of the CIC Agreement as extended by Section 1(b)(1) above.

(d) Golden Parachute Excise Taxes. In accordance with section 3403 of the Code, the Company will bear exclusively the liability for any unpaid or unwithheld excise taxes that may be owed under section 4999 of the Code. Without limiting the generality of the preceding sentence, the Company continues to be obligated to provide an excise tax gross up under sections 2(a)-(f) of the CIC Agreement, as amended by this Agreement.

(e) Gross-Up Payments. The first sentence of Section 2(b) of the Employee’s CIC Agreement is replaced with the following: “If upon the making of any Payment it is determined that such Payment would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (other than interest or penalties incurred as a result of Executive’s failure to timely pay the excise tax if the failure to timely pay the excise tax was not a result of the procedures described in Section 2(c) or (d) hereof) (such excise tax, together with any such interest and penalties, the “Excise Tax”), then Executive is entitled to receive in the year in which the Payment is made an additional payment (an “Excise Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes on the Excise Gross-Up Payment including, without limitation, any income taxes, employment taxes and excise taxes, Executive retains an amount of the Excise Gross-Up Payment equal to the Excise Tax imposed upon Executive in that year as a result of the Payments. For purposes of determining the amount of the Excise Gross-Up Payment, Executive shall be deemed to pay federal and state income tax at the [highest] [second highest] marginal rate of income taxation for the calendar year in which the Excise Gross-Up Payment is to be made.”

(f) Good Reason. Good Reason means any of the following:

(1) any reduction in the Employee’s Base Salary, any limitation on an Employee’s eligibility to participate in annual bonus or long-term incentive plans on substantially the same terms as similarly situated “Hibernia Employees” (as defined below), or any limitation on the Employee’s aggregate employee benefits and perquisites that is more stringent than that imposed on similarly situated Hibernia Employees;

(2) a required relocation of the Employee of more than 50 miles from the Employee’s current job location (except that the Company may require the Employee to travel for business reasons as reasonably required to perform his duties under the Agreement, including reasonable travel to perform functions at other Capital One facilities);

(3) any material breach by the Company of this SRA that the Company fails to cure within 30 days after the Employee delivers to the Company a written notice that specifically identifies the violation; or

(4) any material adverse change in the Employee’s status as a senior executive of the Company, where, except as provided in the flush language after Section 1(b)(2), the status against which an Employee’s status with the Company is compared is the Employee’s status immediately after a Change of Control. Thus, a “lateral” change in an Employee’s job status is not a “material adverse change,” and a “demotion” from the employee’s job status is a “material adverse change.” Moreover, establishing the status the Employee has immediately after a change in control as the reference point is intended to make it clear that a change in the Company’s status (e.g., a change in the Employee’s job title or reporting status under the securities laws resulting from the Company’s change from a publicly-held corporation to a subsidiary of another corporation) does not in itself result in a change in the Employee’s status under the definition of “Good Reason.”

“Hibernia Employee” means an individual who was employed by Hibernia Corporation immediately before the effective date of the Change of Control and continues to be employed by the successor corporation following the Change of Control.

SECTION 4. Acknowledgment. Each of the Employee and the Company acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties to the Agreement.

SECTION 5. Reasonableness of Provisions; Severability. Although both the Employee and the Company consider the covenants and agreements contained in this Agreement—including any associated restrictions and waivers—to be reasonable, the Employee expressly understands and agrees that if a final judicial determination is made by a court of competent jurisdiction that any provision of this Agreement is unenforceable, the provisions and restrictions of this Agreement are not void; rather, they will be deemed amended to apply to the maximum extent that the court determines or indicates is enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Agreement is unenforceable, and that provision or restriction cannot be amended to render it enforceable, the court’s finding will not affect the enforceability of any of the Agreement’s remaining provisions and restrictions, which will be deemed severable from the unenforceable provision or restriction and remain in full force and effect.

SECTION 6. Not An Employment Agreement. This Agreement is not—and nothing in this Agreement may be construed as—an agreement to provide employment to the Employee.

SECTION 7. Not An ERISA Plan. This Agreement is not intended to be an “employee benefit plan” as that term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 8. Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of Louisiana, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction and venue of the Federal or state courts of Louisiana, Parish of Orleans, to resolve any and all issues that may arise out of or relate to this Agreement.

SECTION 9. Entire Agreement. Subject to any written employment contracts that the Employee may enter into with any successor to the Company, this Agreement and the CIC Agreement constitute the entire agreement, whether written or oral, concerning the subject matter addressed in this document. The parties to the Agreement have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not provided or specifically cross-referenced in this document.

SECTION 10. Notices. Any notice or demand under this Agreement must be provided in writing to the address below by personal service or registered or certified mail, postage prepaid, return receipt requested, or overnight courier:

If to the Company to:

Hibernia Corporation

313 Carondelet Street

New Orleans, LA 70130

Attention:

If to the Employee, to the most recent address on file with the Company.

These addresses may be changed by notice to the other party as provided above. Notices given in accordance with this Section are deemed effective upon receipt.

SECTION 11. Waiver of Jury Trial; Arbitration.

(a) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(b) Arbitration. Any controversy or claim arising out of or relating to this Agreement (or its breach) that the parties to this Agreement cannot settle themselves must be settled by final and binding arbitration in New Orleans, Louisiana by one arbitrator selected in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “Association”) then in effect. Subject to the following, the arbitration must be conducted in accordance with the Rules then in effect. Any award entered by the arbitrator will be final and binding, and, subject to the final sentence of Section 8, judgment on the arbitrator’s award may be entered in any court of law having competent jurisdiction. This arbitration provision is specifically enforceable. Subject to the following sentence, the Company and the Employee are generally responsible for one-half of the administrative fees of the Association and the arbitrator’s compensation, and each party is responsible for its own attorneys’ fees and expenses relating to the arbitration. But if the Employee prevails on substantially all of the claims that are the subject of arbitration, the Company is responsible for all administrative fees of the Association, the compensation of the arbitrator, and the Employee’s reasonable attorneys’ fees and expenses.

SECTION 12. Amendments: No Waiver.

(a) No amendment or modification of this Agreement is effective unless made in writing and signed by the Employee and the Company or its successor.

(b) No term or condition of this Agreement is waived, nor may estoppel apply to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver is effective only as to the specific term or condition waived. A written waiver does not constitute a waiver of that term or condition for the future or as to any act other than that specifically waived.

SECTION 13. Assignment. The Company will assign this Agreement to any of its affiliates or a non-affiliate that succeeds to the business or assets of the Company or the applicable business unit of the Company or its affiliates, and such successor will be required to assume the Company’s obligations under this Agreement. This Agreement is personal to the Employee, and the Employee may not assign any rights or delegate any responsibilities under the Agreement.

SECTION 14. Headings. The headings of Sections in this Agreement are solely for convenience of reference and do not control the meaning or interpretation of any provision of this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument.

SECTION 16. Binding: Effect: Benefit. This Agreement is binding upon execution and is effective as of 11:59 p.m. Central Daylight Time on August 15, 2005. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to the Agreement and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Name: [EMPLOYEE NAME]
Title: [TITLE]

Hibernia Corporation

By
Name:	J. Herbert Boydstun
Title:	President and Chief Executive Officer

Addendum to the

Hibernia Corporation

Service Retention Agreement

The Hibernia Corporation Service Retention Agreement (“Agreement”), effective as of August 15, 2005, by and between Hibernia Corporation and various Hibernia employees is supplemented as provided in this Addendum.

1.	Effective as of August 15, 2005, Section 1(b)(1) of the Agreement is modified to read as follows:

(1) Amount. The Employee is eligible to earn a Welfare Benefit Replacement to be provided (subject to the Employee’s election filed by August 15, 2005) either in the form of the medical, dental, and group term life insurance coverage, or as a cash payment under (c) below equal to [$y]. For purposes of this Agreement, the insurance coverage is generally described under sections 1(a)(5) and (6) of the CIC Agreement, except that: (i) the Employee must apply for Medicare Part B coverage upon attaining the age at which he or she is eligible to apply for such coverage, at which time the coverage under this Agreement will become secondary to the Medicare coverage, and (ii) contrary to the coverage provisions under the CIC Agreement, will not cease to apply because the employee or dependent continues Medicare coverage by paying Medicare Part B premiums. For income tax purposes, the value of this benefit equals [$y]. The Employee’s interest in that benefit will vest in accordance with (2) below. Vested benefits are payable to the Employee as provided in (c) below.

2.	Effective as of August 15, 2005, the following is added to the end of the last sentence of Section 1(c)(2) of the Agreement:

“as extended by Section 1(b)(1) above.”

3.	Effective as of August 15, 2005, the following is added to the end of Section 1(c) of the Agreement:

(3) Taxes. The Company assumes the liability to pay any state or federal income or excise taxes the Employee may owe on the value of the Welfare Benefit Replacement, regardless of whether the Employee elects a cash payment under Section 1(c)(1) or insurance coverage under Section 1(c)(2). Because this payment of the Employee’s taxes is itself subject to taxes, the Company will fulfill any withholding and reporting obligations that apply to the payment to the extent required by law.

Hibernia Corporation

By:
Name:	J. Herbert Boystun	Date
Title:	President and Chief Executive Officer